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                                                                     EXHIBIT 3.1


                              CERTIFICATE OF MERGER
                                       OF
                                   AMTEC, INC.



                     Pursuant to Section 252 of the General
                    Corporation Law of the State of Delaware


         AmTec, Inc., a Delaware corporation, does hereby certify:

         FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (as defined below) are as follows:

                 Terremark Holdings, Inc.   -    Florida
                 AmTec, Inc.                -    Delaware

         SECOND: An Agreement and Plan of Merger, dated as of November 24, 1999 has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the Business Corporation Law of the State of Florida and Section 252(c) of the General Corporation Law of the State of Delaware.

         THIRD: Pursuant to such Agreement and Plan of Merger, Terremark Holdings, Inc. will be merged with and into AmTec, Inc. (the "MERGER") , with AmTec, Inc. being the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The Merger shall be effective on April 28, 2000.

         FOURTH: The Certificate of Incorporation of AmTec, Inc. shall be the Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that:

         (i) Article 1 of such Certificate of Incorporation shall be amended upon the filing of this Certificate of Merger to read in its entirety as follows:

         FIRST: The name of the corporation is Terremark Worldwide, Inc.; and





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         (ii) The first paragraph of Article 4 of such Certificate of
Incorporation is deleted in its entirety and replaced by the following:

         1. The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) shares, consisting of Three Hundred Million (300,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

         FIFTH: The executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation, at 599 Lexington Avenue, 44th Floor, in the City of New York, State of New York. A copy of such agreement will be provided, upon request and without cost, to any stockholder of either constituent corporation.


         SIXTH: The authorized capital stock of Terremark Holdings, Inc. consisted of five million (5,000,000) shares of common stock, and four million one hundred seventy six thousand six hundred and ninety three (4,176,693) shares of preferred stock, each having a par value of $1.00 per share.




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         IN WITNESS WHEREOF, AmTec, Inc. has caused this Certificate of Merger to be executed in its corporate name as of the 28th day of April, 2000.


                                          AMTEC, INC.


                                          By: /s/ Joseph R. Wright
                                              ----------------------------------
                                              Joseph R. Wright, Chairman of the
                                              Board of Directors and Chief
                                              Executive Officer





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                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         AVIC GROUP INTERNATIONAL, INC.

         This Restated Certificate of Incorporation (the "Certificate") of AVIC Group International, Inc. (the "Corporation"), was duly adopted by the Board of Directors and the stockholders of the Corporation, as set forth below, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. The original Certificate of Incorporation was filed on June 20, 1996.

         The foregoing Restated Certificate of Incorporation was adopted by a majority of the issued and outstanding stock of each class of stockholders of the Corporation entitled to vote thereon as a class.

         This Restated Certificate of Incorporation restates and integrates and further amends the original Certificate of Incorporation of this Corporation to read in its entirety as follows:

         FIRST: The name of the corporation is AVIC Group International, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

         FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").



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                  2. Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the "Board of Directors"), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board of Directors providing for the issuance of such series of Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

         FIFTH: In furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation (the "Bylaws") of the Corporation (the "Bylaws").

         SIXTH: Notwithstanding Article Fifth hereof, the Bylaws may be adopted, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of voting stock regardless of class and voting together as a single voting class; PROVIDED, HOWEVER, that where such action is approved by a majority of the continuing directors the affirmative vote of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

         SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a Bylaw or Amendment thereof provided that the number of directors shall not be reduced to less than three (3), except that there need be only as many directors as there are stockholders in the event that the outstanding shares are held of record by fewer than three (3) stockholders.

         Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.



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         EIGHTH: Each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected pursuant to Section 2 of Article Fourth hereof in connection with rights to elect such additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such series.

         NINTH: Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

         TENTH: Except for such additional directors as may be elected by the holders of any series of Preferred Stock pursuant to the terms thereof established by a resolution of the Board of Directors pursuant to Article Fourth hereof, any director may be removed from office with or without cause and only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of such director regardless of class and voting together as a single voting class; PROVIDED, HOWEVER, that where such removal is approved by a majority of the continuing directors, the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class, shall be required for approval of such removal.

         ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the continuing directors, in which case such action may be authorized or taken by



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the written consent of the holders of outstanding shares of voting stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided, all other requirements of applicable law and this Certificate have been satisfied. Except as specifically set forth in this Article Eleventh, no action may be taken by stockholders by written demand.

         TWELFTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

         THIRTEENTH: For the purposes of this Restated Certificate of Incorporation, the following definitions shall apply:

         (a) "continuing director" means: (i) any member of the Board of Directors who (A) is not an interested stockholder or an affiliate or associate of an interested stockholder and (B) was a member of the Board of Directors prior to the time that an interested stockholder became an interested stockholder; and (ii) any person who is elected or nominated to succeed a continuing director, or to join the Board of Directors, by a majority of the continuing directors.

         (b) The terms "affiliate," "associate," "control," "interested stockholder," "owner," "person" and "voting stock" shall have the meanings set forth in Section 203(c) of the Delaware General Corporation Law.

         FOURTEENTH: The provisions set forth in this Article Fourteenth and in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh hereof may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, except by the affirmative vote of the holders of not less than 66 2/3% of the voting power of all o outstanding shares of voting stock regardless of class and voting together as a single voting class, and, where such action is proposed by an interested stockholder or by any associate or affiliate of an interested stockholder or by any associate or affiliate of an interested stockholder, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single class, other than shares held by the interested stockholder which proposed (or the affiliate or associate of which proposed) such action, or any affiliate or associate of such interested



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stockholder; PROVIDED, HOWEVER, that where such action is approved by a majority of the continuing directors, the affirmative vote of a majority of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

         FIFTEENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleven and Fourteenth may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, unless such action is approved as specified in Article Fourteenth hereof.

         SIXTEENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

         SEVENTEENTH: No contract or other transaction of the Corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (a) the fact that any one or more of the directors or officers of the Corporation is interested in or is a director or officer of such other firm or corporation; or, (b) the fact that any director or officer of the Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or



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the contract or transaction has been approved or ratified by vote or written consent of the stockholders entitled to vote, to whom such fact of relationship or interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the Corporation. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the Corporation for the benefit of himself or any firm or corporation in which he may in any way be interested.

         EIGHTEENTH: The Corporation hereby provides for a series of Preferred Stock designated as the Series A Convertible Preferred Stock, as follows:

                  1. DEFINITIONS. For purposes of this Article, the following definitions shall apply:

                  "COMMON STOCK" shall mean the common stock, par value $0.001 per share, of the Corporation.

                  "DEFAULTED DIVIDENDS" shall mean dividends for any full calendar annual period which, as of the date of conversion or redemption, have not been declared by the Board of Directors or shall remain accrued and unpaid as of such date.

                  "LIQUIDATION PREFERENCE" shall mean $3.00 per share, subject to adjustment from time to time as provided in Section 2(b)(1)(C) of this Article.

                  "PREFERRED STOCK" shall mean the preferred stock, par value $0.001 per share, of the Corporation.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any successor act.

                  "SERIES A PREFERRED STOCK" shall mean the series of Preferred Stock designated as the Series A Convertible Preferred Stock by the Corporation's Board of Directors.

                  2. DETERMINATION OF PREFERENCES OF SERIES A PREFERRED STOCK. The rights, preferences, privileges, restrictions and other matters related to the Series A Preferred Stock in this Article are as follows:

                           (a)      DIVIDEND PROVISIONS.

                                    (1) The holders of the Series A Preferred
Stock shall be entitled to receive a cumulative preferential dividend of $0.18 per share PER ANNUM, payable in cash, out of funds legally available therefor, once annually, on December 31 of each year (the "Dividend Payment Date"), commencing December 31, 1996, (or, if any such Dividend Payment Date shall be a weekend or a bank holiday, on the next business day thereafter), in arrears, to each holder of record of Series A Preferred Stock on the Corporation's books on each December 15, commencing December 15, 1996 (the "Record Date").



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                                    (2) The rate of dividends payable with
respect to the Series A Preferred Stock shall be adjusted from time to time in connection with any stock split, reverse stock split or reclassification of the Series A Preferred Stock which would result in an adjustment of the Conversion Base for such class of stock under Section 2(c)(4) of this Article.

                                    (3) CUMULATIVE RIGHTS. To the extent, if
any, that dividends at the rate set forth in Section 2(a)(1) above shall not be paid or set apart in full for the Series A Preferred Stock, the aggregate deficiency shall be cumulated and must be fully paid or set apart for payment before any dividends may be paid upon or set apart for the Common Stock of the Corporation or before the Corporation may purchase any of its Common Stock or otherwise make any distribution on account of its Common Stock or any other class of capital stock now or hereafter authorized or issued by the Corporation which ranks on a parity with or junior to the Series A Preferred Stock (other than (a) a dividend payable in Common Stock, or (b) by conversion into or exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends).

                                    (4) NO INTEREST ON ACCRUED DIVIDENDS. Any
accumulations of dividends on the Series A Preferred Stock shall not bear interest.

                                    (5) DECLARATION. Dividends on the Series A
Preferred Stock shall be declared if, when and as the Board of Directors of the Corporation shall in its sole discretion deem advisable, and only from the surplus of the Corporation as such shall be fixed and determined by the Board of Directors. The determination of the Board of Directors at any time of the amount of surplus available for the payment of dividends shall be binding and conclusive on the holders of the shares of Series A Preferred Stock then outstanding. If dividends are not paid in full upon the Series A Preferred Stock and any other Preferred Stock ranking on a parity as to the dividends with the Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock and upon such other shares of Preferred Stock shall bear the same ratio to each other that the accumulated dividends per share on the shares of the Series A Preferred Stock and such other shares of Preferred Stock bear to each other. The holders of the Series A Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends provided for in the preceding provisions of this Section.



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                           (b)      LIQUIDATION PREFERENCE.

                                    (1) PREFERENCE. In the event of any
voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, each holder of the Series A Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution shall be made on the Common Stock, or on any other class of stock of the Corporation ranking junior to the shares of Series A Preferred Stock upon liquidation, the amount of the Liquidation Preference, plus all Defaulted Dividends, as of the date of such dissolution, liquidation or winding up.

                                    (2) PROPORTIONATE DISTRIBUTION WHERE ASSETS
INSUFFICIENT. In the event the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock upon dissolution, liquidation or winding up of the Corporation whether voluntary or involuntary, shall be sufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (1) of this Section, no such distribution shall be made on account of any shares of any class of capital stock of the Corporation ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

                                    (3) NONPARTICIPATION RIGHT. After the
payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts provided for in either paragraph (1) or (2) of this Section, as applicable, the holders of Series A Preferred Stock such shall have no right or claim to any of the remaining assets of the Corporation.

                                    (4) REORGANIZATION. For the purposes of this
Article, a liquidation, dissolution or winding up of the affairs of the Corporation shall not be deemed to be occasioned by or to include the sale of all or substantially all of the assets of the Corporation or the acquisition of the Corporation by another entity by means of a merger, consolidation or other reorganization.

                                    (5) ADJUSTMENTS TO LIQUIDATION PREFERENCE.
The Liquidation Preference shall be adjusted from time to time in connection with any stock split, reverse stock split or reclassification of the Series A Preferred Stock which would result in an adjustment to the Conversion Base for such class of stock under Section 2(c)(4) of this Article.



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                           (c)      CONVERSION AND REDEMPTION RIGHTS. The
holders of the Series A Preferred Stock shall have conversion rights (the "Conversion Rights") and redemption rights ("Redemption Rights"), respectively as follows:

                                    (1)     OPTIONAL CONVERSION.

                                            (A) Each shares of the Series A
Preferred Stock shall be convertible, at the option of the holder thereof at any time after January 1, 1997, in accordance with Section 2(c)(2) of this Article.

                                            (B) In order to convert shares of
the Series A Preferred Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent, together with written notice (the "Conversion Notice") to the Corporation stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series A Preferred Stock being converted.

                                            (C) The Corporation shall, as soon
as practicable after the surrender of the certificate or certificates evidencing shares of Series A Preferred Stock for conversion, issue to the holder of such shares a certificate or certificates evidencing the number of shares of Common Stock (and any other securities and property) to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Preferred Stock, as the case may be, which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, thereafter have only the rights of a holder of Common Stock; PROVIDED, HOWEVER, that if, at the date of such notice and surrender, the transfer books for the Common Stock or other class of stock purchasable upon the exercise of such conversion rights shall be closed, the certificate or certificates for the shares of Common Stock in respect of which such conversion rights are then exercised shall be issuable as of the date on which such books shall next be opened, and until such date the Corporation shall be under no duty to deliver any certificate for such shares of Common Stock; and PROVIDED, FURTHER, that the transfer books of record, unless otherwise required





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by law, shall not be closed at any one time for a period longer than twenty (20)
days. The rights of purchase represented by the foregoing conversion rights shall be exercisable, at the election of the holder, either in full or from time to time in part.

                                            (D) With respect to the issue of
shares of Common Stock upon conversion of the Series A Preferred Stock and the transfer of such shares of Common Stock:

                                                (i) The holder and any
                  transferee of the shares of Common Stock issuable upon the exercise of the foregoing conversion rights agree that, notwithstanding anything in this Certificate to the contrary, during such period as delivery of a prospectus or like document with respect to such Common Stock may be required by the securities laws of any applicable jurisdiction, no public distribution of such Common Stock will be made in a manner or on terms different from those set forth in, or without delivery of, a prospectus or other document then meeting the requirements of such laws. The holder and any such transferee further agree that if any distribution of any of such Common Stock is proposed to be made to them or by them otherwise than by delivery of such a prospectus or other document meeting the requirements of the securities laws of all applicable jurisdictions, such action shall be taken only after submission to the Corporation of an opinion of counsel, reasonably satisfactory in form and substance to the Corporation's counsel, to the effect that the proposed distribution will not be in violation of such securities laws.

                                                (ii) It shall be a condition to
                  the transfer of such Common Stock that any transferee of such Common Stock deliver to the Corporation his or its written agreement to accept and be bound by all of the terms and conditions of this Certificate.

                  (2)      NUMBER OF SHARES.

                           (A) Each share of the Series A Preferred Stock shall
be convertible, subject to adjustment from time to time in connection with any stock split, reverse stock split or reclassification of the Series A Preferred Stock which would result in an adjustment to the Conversion Base for such class of stock under Section 2(c)(4) of this Article, into duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, calculated as to each conversion to the greater number of full shares of Common Stock, disregarding fractions, with a cash adjustment for fractional shares as hereinafter provided, at any time after January 1, 1997 (the "Conversion Period"), into one share of Common Stock (the "Conversion Base"); PROVIDED, HOWEVER, that the holder shall be entitled to convert the aggregate of any eligible shares of Series A Preferred Stock, previously not so elected to be converted, during the Conversion Period; and PROVIDED, FURTHER, that such right



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of conversion shall only be exercisable at such time as: (i) the exercise of such right of conversion and the delivery of such shares of Common Stock are lawful under federal securities laws and the securities laws of the jurisdiction of residence of all persons to whom such shares of Common Stock are otherwise deliverable, and (ii) only if a current prospectus, as set forth in Section 2(c)(2) of this Article, relating to the underlying shares of Common Stock is then in effect and only if such shares of Common Stock are qualified for sale under the securities laws of the jurisdiction or jurisdictions in which the holder resides.

                           (B) No fractional shares of Common Stock or scrip
shall be issued upon conversion of the Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. If the computation for determining the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock shall result in other than a whole number, the Corporation shall issue to such shareholder, in respect of the aggregate number of shares of Series A Preferred Stock held by any shareholder, one share of Common Stock in respect of any fractional shares of Common Stock otherwise issuable to such shareholder.

                  (3)      OPTIONAL REDEMPTION.

                           (A) The Series A Preferred Stock at any time
outstanding may be redeemed by the Corporation, in whole or in part, at any time or from time to time after January 1, 1997, at the option of the Board of Directors upon not less than thirty (30) days' prior written notice (the "Redemption Notice") to the holders of record of the shares of Series A Preferred Stock to be redeemed, upon payment to the holders of the Series A Preferred Stock of the Liquidation Preference, plus the Defaulted Dividends, as of the redemption date (the "Redemption Price"), and no penalty shall become due as a result of such redemption. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the redemption may be made either by lot or PRO RATA or by such other method as the Board of Directors in its discretion may determine. If such notice of redemption shall have been duly given and if, on or before the redemption date specified in such notice, all funds necessary for such redemption shall have been set aside so as to be available therefor, then notwithstanding that any certificate for shares of Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, all dividends on such shares of Series A Preferred Stock shall forthwith on such redemption date cease and terminate, except only the right of holders thereof to receive the amount payable upon redemption thereof, but without interest.



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                           (B) SURRENDER OF SHARES. The Corporation shall, as
soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Preferred Stock for redemption, issue to the holder of such shares, in the event that only a part of the shares evidenced by such certificate or certificates are redeemed, a certificate evidencing the number of shares of Series A Preferred Stock which are not redeemed. Such redemption shall be deemed to have become effective immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be redeemed. On or after the date fixed for redemption, each holder of Series A Preferred Stock called for redemption shall, unless such holder shall have previously exercised such holder's option to convert the Series A Preferred Stock into Common Stock in the manner set forth in Section 2(c)(i) above, surrender such holder's certificates for such shares of Series A Preferred Stock to the Corporation at the place designated in the Redemption Notice and shall thereupon be entitled to receive the Redemption Price. Should less than all the shares of Series A Preferred Stock represented by any surrendered certificate be redeemed, a new certificate for the unredeemed shares shall be issued to the holder of record of such unredeemed shares. Notwithstanding anything to the contrary, the holder of Series A Preferred Stock shall not be obligated to exercise the conversion rights hereunder, if the Corporation calls the Series A Preferred Stock for redemption, during such time as the holder may be liable for damages or penalties with respect to the conversion of such shares pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, only with respect to an event occurring prior to the date of the Redemption Notice. However, in such event, the holder of Series A Preferred Stock shall provide the Corporation with an opinion of qualified United States securities counsel to the effect that the conversion of the Series A Preferred Stock shall subject the holder to such damages or penalties for such reasons and shall set forth the inclusive dates during which such damages or penalties shall accrue and terminate. Upon the termination date of such inclusive dates, the holder shall have ten (10) days to elect to convert the shares of Series A Preferred Stock into shares of Common Stock, or shall otherwise be subject to call for redemption pursuant to the terms and conditions of the previously delivered Redemption Notice.

                           (C) CESSATION OF RIGHTS AS SHAREHOLDER. From and
after the redemption date (unless default shall be made by the Corporation is duly paying the Redemption Price in which case all rights of the holders of Series A Preferred Stock shall continue), the holders of the shares of the Series A Preferred Stock called for redemption shall cease to have any rights as shareholders of the Corporation except the right to receive, without interest, the Redemption Price thereof upon surrender of the certificate(s) representing the shares of Series A Preferred Stock being redeemed, and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the corporation and shall not be deemed outstanding for any purpose whatsoever.

                           (D) CANCELLATION OF REDEEMED SHARES. All shares of
Series A Preferred Stock that are redeemed shall be cancelled and such shares shall be restored to the status of authorized but unissued shares of Preferred Stock.

                  (4) STOCK SPLITS AND REVERSE STOCK SPLITS. If outstanding shares of Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect of the Common Stock, the Conversion Base in effect immediately prior to such subdivision or at the record date of such dividend shall each, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Base in effect immediately prior to such combination shall each, simultaneously with the effectiveness of such combination, be proportionately increased.

         Any adjustments to the Conversion Base under this Section 2 (c)(4) of this Article shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

                  (5) CERTAIN DISTRIBUTIONS. In the event the Corporation at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities convertible into or exchangeable for Common Stock, then and in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 2(c)(6) of this Article with respect to the rights of the holders of Series A Preferred Stock.

                  (6) CERTAIN REORGANIZATIONS. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another person, or the sale or other disposition of all or substantially all of the properties of the Corporation as an entirety to another person (collectively referred to hereinafter as a "Reorganization"), the holders of the Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Series A Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or the other corporation resulting from such consolidation or surviving such merger, which the Series A Preferred Stock entitled the holder thereof to convert to immediately prior to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, to such other securities or property thereafter receivable upon conversion of the Series A Preferred Stock. The provisions of this Section 2(c)(6) of this Article shall similarly apply to successive Reorganizations.

                  (7) NOTICE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion base or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each holder of the Series A Preferred Stock which is the subject of adjustment. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the Conversion Base at the time in effect for the Series A Preferred Stock, and (B) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of such Series A Preferred Stock.

                  (8) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion or the issuance or dividends in respect of the shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect a conversion or the issuance of dividends in respect of the shares of Series A Preferred Stock, such number of the shares of Common Stock as shall from time to time be sufficient to effect a conversion or the issuance of dividends in respect of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion or the issuance of dividends in respect of all then outstanding shares of the Series A Preferred Stock, the Corporation shall promptly seek such corporate action as may in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Corporation with another corporation, effective provision shall be made in the certificate or articles of incorporation, documents of merger or consolidation, or otherwise, of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion or issuance of dividends in respect of the Series A Preferred Stock in accordance with the provisions of this Section 2(c) of this Article.

                  (9) TAXES. The Corporation shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion or issuance of dividends in respect of shares of Series A Preferred Stock, including without limitation, any tax or other charge (other than any transfer tax) imposed in connection with the issue and delivery of shares of Common Stock or other securities at the time of such conversion or issuance of dividends in a name other than that in which the shares of Series A Preferred Stock so converted or otherwise held were registered.

                  (10) CANCELLATION OF CERTIFICATES. All certificates representing Series A Preferred Stock surrendered for conversion or redemption shall be appropriately canceled on the books, and the shares so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock, but may not be reissued as part of the Series A Preferred Stock.

                  (11) NO AVOIDANCE. The Corporation shall not amend the Corporation's Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or attempting to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

         (d) VOTING RIGHTS. The holders of the Series A Preferred Stock shall have one vote per share. In the event that the outstanding shares of Common Stock shall be adjusted from time to time in connection with any stock split, reverse stock split or reclassification of the Common Stock pursuant to which the outstanding shares of Common Stock shall be subdivided into a greater number of shares of combined into a smaller number of shares, and which would result in an adjustment of the Conversion Base under Section 2(c)(4) of this Article, the number of votes per share of Series A Preferred Stock shall be proportionately increased simultaneously with the effectiveness of such subdivision or reduced simultaneously with the effectiveness of such combination.

                  (e) ADDITIONAL SERIES OF PREFERRED STOCK. Except for the Series A Preferred Stock, the Board of Directors of the Corporation is authorized to fix the number of shares of any additional series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. The Corporation expressly reserves the right to issue additional series of Preferred Stock from time to time which may rank on a parity with or junior to the Series A Preferred Stock with respect to any distributions upon dissolution, liquidation or winding up, or of dividends pursuant to Sections 2(a) and 2(b) of this Article, respectively, without the prior authorization of the holders of the Series A Preferred Stock.

                           (f)      MISCELLANEOUS.

                                    (1)     NOTICES. All notices, requests,
consents and other communications required hereunder shall be in writing and by overnight, registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly made when deposited in the mails upon mailing or by overnight, registered or certified mail, postage prepaid, return receipt requested: if addressed to the holder at the last ladders of such holder on the books of the Corporation; if addressed to the Corporation, at 599 Lexington Avenue, 44th Floor, New York, New York 10022 or such other address as the Corporation may designate in writing.

                                    (2)     HOLDERS. For purposes of this
Article, the "holder" of any share of Common Stock or Series A Preferred Stock shall be the holder of record of such share as set forth in the stock register of the Corporation, and the Corporation shall be entitled to treat the holder as the owner of such securities for all purposes.

         NINETEENTH: The Corporation hereby provides for a series of Preferred Stock designated as the Series B Convertible Preferred Stock, as follows:

         1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 100. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

         2. BANK. The Series B Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $0.001 per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (collectively, with the Common Stock, "Junior Securities");
(iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity Securities") in each case as to dividends, premium, conversion, redemption, voting rights, and distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions"); and (iv) junior to the Series A Preferred Stock ("Senior Securities") in terms of Distributions.

         3. DIVIDENDS. The Series B Preferred Stock will bear no dividends, and the holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Articles of Incorporation or any statement of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution of Parity Securities, an amount per share equal to the sum of (i) $25,000 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and (ii) an amount equal to 8% of the Original Series B Issue Price per annum for the period that has passed since the date of issuance of any Series B Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock and Parity

Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series B Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Articles of Incorporation and any statement(s) of designation of preference.

                  (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection (a) above) and Junior Securities in accordance with the Corporation's Articles of Incorporation including any duly adopted certificate(s) of designation of preferences.

                  (c) A Consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4, but shall instead be treated pursuant to Section 7 hereof.

         5.       CONVERSION.

The record holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. The record holder of the Series B Preferred Stock shall be entitled, as set forth below, and, subject to the Company's right of redemption set forth in Section 6(a) and the restrictions on conversion set forth in Section 5(b) below, at the office of the Company or any transfer agent for he Series B Preferred Stock, to convert the shares of Series B Preferred Stock held by such holder into that number of fully-paid and nonassessable shares of the Company's Common Stock at the Conversion Rate as set forth below. The number of shares of Common Stock into which this Series B Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for such Series B Preferred Stock, and is computed as follows:

         Number of shares issued upon conversion of one share of Preferred Stock equals

                        [(.08) (N/365) (Issue Price)] + Issue Price
                        -------------------------------------------
                                      Conversion Price
         where

                  *N = the number of days between (i) the date that, in connection with the consummation of the initial purchase of this Series B Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the Series B Preferred Stock for which conversion is being elected, and (ii) the applicable date of conversion for the Series B Preferred Stock for which conversion is being elected.

                  *Issue Price = the Original Series B Issue Price, as defined in Section 4(a), and

                  *Conversion Price = the lesser of (x) the Fixed Conversion Price, as may be adjusted pursuant to Section 5(e) below, or
                  (y) the price which is the lesser of (i) 85% of the average Closing Bid Price of the Company's Common Stock on each of the five (5) trading days immediately preceding he Date of Conversion, as defined below, or (ii) 85% of the average of the Daily Low Trading Price of the Company's Common Stock on each of the five (5) trading days immediately preceding the Date of Conversion, as defined below.

                  For purposes hereof, (i) the "Fixed Conversion Price" shall equal 110% of the Index Price, provided, however, that if on the date that is 180 calendar days after the termination of the offering of the Series B preferred Stock, the average Closing Bid Price for the prior 20 business days has declined 25% or more from the Index Price, then the Fixed Conversion Price shall be reset to equal 110% of that 20-day average Closing Bid Price, (ii) the "Index Price" shall be $5.40, and
                  (iii) the terms "Closing Bid Price" and "Daily Low Trading Price" shall mean the closing bid price and daily low trading price, respectively, of the Company's Common Stock as reported by NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded) on the applicable date.

                  (b) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of this Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the number of shares of Common Stock to be received shall be rounded up to the next whole number of shares. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error. In order to convert Series B Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice ("Notice of Conversion") to the Company at such office that he elects to convert the same, the number of shares of Series B

Preferred Stock so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile). Once the Notice of Conversion has been so delivered, the conversion set forth therein shall be irrevocable, and the certificate(s) indicated for conversion shall be cancelled on the Company's books; provided, however, that the company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Series B Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

         The Company shall issue and deliver within three (3) business days after delivery to the Company of such certificates, or after such agreement and indemnification, to such holder of Series B Preferred Stock at the address of the holder on the books of the Company, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided that the advance copy of the Notice of Conversion is faxed to the Company before midnight, New York City time, on the Date of Conversion.

                  (c) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (d) AUTOMATIC CONVERSION. Each share of Series B Preferred Stock outstanding on June 7, 1998 automatically shall be converted into Common Stock on such date at the Conversion Price then in effect and June 7, 1998 shall be deemed the Date of Conversion with respect to such Conversion.

                  (e)      ADJUSTMENT TO FIXED CONVERSION PRICE.


                           In computing the Fixed Conversion Price for purposes of Section 5(a):

                                    (i) If, prior to the conversion of all of
                  the Series B Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                                    (ii) If, prior to the conversion of all
                  Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the holders of Series B Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series B Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Fixed Conversion Price and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(e) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of the Series B Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series B Preferred Stock may be entitled to purchase.

                                    (iii) If any adjustment under this Section
                  5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

                  (f) FORCED CONVERSION OPTION. At any time after one year from the termination of the offering of the Series B Preferred Stock, the Company may, at its option, elect to force conversion of the Series B Preferred Stock into Common Stock. In order to do so, the Company must give sixty days prior written notice, delivered by facsimile with hard copy by courier, to the holders of the Series B Preferred Stock of the Company's election to force conversion. The notice must state the effective date of the forced conversion. Prior to the effective date of the forced conversion, the holders of the Series B Preferred Stock may exercise any rights they may have under this Certificate or applicable law. In the event of a forced conversion, notwithstanding anything to the contrary herein, the conversion formula applicable to the shares of Series B Preferred Stock that are the subject of the forced conversion shall be as follows:

         Number of shares issued upon conversion of one share of Preferred Stock equals

     [(.08 + FORCED CONVERSION PREMIUM) (N/365) (ISSUE PRICE)] + ISSUE PRICE
     -----------------------------------------------------------------------
                                Conversion Price

         where the term "Forced Conversion Premium" means six percent (6% or 0.06) for the thirteenth month after the Final Closing Date, declining by one-half of one percent (0.5%) each month thereafter until it equals zero the end of the twenty-third month after the Final Closing Date, and the terms "N", "Issue Price" and "Conversion Price" have the meanings set forth in 5(a) above.

                  6.       REDEMPTION BY COMPANY UPON CONVERSION.

                  (a) RIGHT TO REDEEM. In the event the Conversion Price per share shall be less than or equal to 75% of the Index Price, the Company shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Section 5, to redeem in whole or in part any Series B Preferred Stock submitted for conversion, immediately prior to conversion, at the Redemption Price on Conversion (as defined below). If the Company elects to redeem some, but not all, of the Series B Preferred Stock submitted for conversion, the Company shall redeem from among the Series B Preferred Stock submitted by the various shareholders for conversion on the applicable date, a pro-rata amount from each shareholder so submitting Series B Preferred Stock for conversion.

                  (b) MECHANICS OF REDEMPTION. Any shareholder considering submitting Preferred Stock for conversion at such time as the Company's right of redemption under Section 6(a) is or may be in effect may provide notice to the Company of his possible desire to convert and ask the Company to determine whether or not the Company would exercise its right of redemption if the Preferred Stock were submitted for conversion. The Company shall respond within two business days of the date of that notice, and state whether it would redeem the shares, in whole or in part, or allow conversion into shares without redemption, which election will be applicable to conversion by such shareholder within the next five business days after the date of the Company's response.

Failure of the Company to respond within the two-day period shall be deemed an election by the Company not to redeem the shares covered by that notice if submitted for conversion within the next five business days. If the shareholder does not provide advance notice of intention to convert as contemplated in this section (ii), the Company shall effect such redemption of shares submitted for conversion by giving notice of its election to redeem, by facsimile within 2 business days following receipt of a Notice of Conversion from a holder, with a copy by 2-day courier, to (A) the holder of Series B Preferred Stock submitted for conversion at the address and facsimile number of such holder appearing in the Company's register for the Series B Preferred Stock and (B) the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series B Preferred Stock submitted for conversion and the applicable redemption price. The Company shall not be entitled to exercise its right to redeem shares submitted for conversion under this Section 6(a) unless it has (x) the full amount of the redemption price, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (y) immediately available credit facilities, in the full amount of the redemption price, with a bank or similar financial institution on the date the redemption notice is sent to shareholders.

                  (c) REDEMPTION PRICE. In the case of a redemption under this Section 6(a), the redemption price ("Redemption Price on Conversion") shall equal:

       [[(.08) (N/365) (ISSUE PRICE)] + ISSUE PRICE] [CLOSING BID PRICE]
        ----------------------------------------------------------------
                                Conversion Price

         where "N," "Issue Price," "Closing Bid Price" and "Conversion Price" have the meanings set forth in Section 5.

The Redemption Price on Conversion shall be paid to the holder of Series B Preferred Stock redeemed within 10 business days of the delivery of the notice of such redemption to such holder; provided, however, that the Company shall not be obligated to delivery any portion of such Redemption Price on Conversion unless either the certificates evidencing the Series B Preferred Stock redeemed are delivered to the Company or its transfer agent as provided in Section 4(b), or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

         7. CORPORATE CHANGE. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series B Preferred Stock shall be assumed by the acquiring entity and thereafter this Series B Preferred Stock shall be convertible into such class and type of securities as the holder would have received had the holder converted this Series B Preferred Stock immediately prior to such Corporate Change.

         8. PROTECTIVE PROVISIONS. So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

                  (a) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock or any Senior Securities so as to affect adversely the Series B Preferred Stock;

                  (b) create any new class or series of stock having a rights preferential to or equal to those of the Series B Preferred Stock with respect to conversion, redemption or voting rights or privileges, or with respect to Distributions (as defined in Section 2 above); or

                  (c) do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         9. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Series B Preferred Stock shall be redeemed or converted pursuant to Section 5 or
Section 6 hereof, the shares so converted or redeemed shall be cancelled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

         10. MISCELLANEOUS. As used herein, the term "business day" means a business day in the City of New York.




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


         IN WITNESS WHEREOF AVIC GROUP INTERNATIONAL, INC. has caused this Restated Certificate of Incorporation to be executed by its President and to be attested to by its Secretary as of June 24, 1996.

                                       AVIC GROUP INTERNATIONAL, INC.

                                       By: /s/ JOSEPH R. WRIGHT, JR.
                                           ------------------------------
                                                Joseph R. Wright, Jr.
                                                Chief Executive Officer

                                       By: /s/ TIMOTHY P.F. CROWLEY
                                           ------------------------------
                                                Timothy P.F. Crowley
                                                Secretary




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